                                                                     EXHIBIT 2.1






                          AGREEMENT AND PLAN OF MERGER


                           DATED AS OF APRIL 20, 2004


                                      AMONG


                         OUTDOOR CHANNEL HOLDINGS, INC.,


                 GOLD PROSPECTOR'S ASSOCIATION OF AMERICA, INC.


                                       AND


                            THE OUTDOOR CHANNEL, INC.





                   AS AMENDED AND RESTATED AS OF MAY 12, 2004

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


ARTICLE I             THE MERGER; CERTAIN RELATED MATTERS........................................................1

         SECTION 1.1           THE MERGER........................................................................1

         SECTION 1.2           CLOSING...........................................................................1

         SECTION 1.3           EFFECTIVE TIME....................................................................2

         SECTION 1.4           EFFECTS OF THE MERGER.............................................................2

         SECTION 1.5           ARTICLES OF INCORPORATION.........................................................2

         SECTION 1.6           BYLAWS............................................................................2

         SECTION 1.7           OFFICERS AND DIRECTORS............................................................2

         SECTION 1.8           EFFECT ON CAPITAL STOCK...........................................................2

         SECTION 1.9           COMPANY STOCK OPTIONS AND OTHER EQUITY-BASED AWARDS...............................3

         SECTION 1.10          CERTAIN ADJUSTMENTS...............................................................4

         SECTION 1.11          APPRAISAL/DISSENTERS' RIGHTS......................................................4

ARTICLE II            EXCHANGE OF CERTIFICATES...................................................................5

         SECTION 2.1           EXCHANGE PROCEDURES...............................................................5

         SECTION 2.2           DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES; VOTING..........................5

         SECTION 2.3           NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK...............................6

         SECTION 2.4           NO FRACTIONAL SHARES OF PARENT COMMON STOCK.......................................6

         SECTION 2.5           UNCLAIMED AMOUNTS.................................................................7

         SECTION 2.6           NO LIABILITY......................................................................7

         SECTION 2.7           LOST CERTIFICATES.................................................................7

         SECTION 2.8           WITHHOLDING RIGHTS................................................................7

         SECTION 2.9           FURTHER ASSURANCES................................................................7

         SECTION 2.10          STOCK TRANSFER BOOKS..............................................................7

         SECTION 2.11          RESTRICTED STOCK..................................................................7

         SECTION 2.12          LEGEND REQUIREMENTS...............................................................8

ARTICLE III           REPRESENTATIONS AND WARRANTIES.............................................................8

         SECTION 3.1           REPRESENTATIONS AND WARRANTIES OF PARENT..........................................8

         SECTION 3.2           REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................15

         SECTION 3.3           REPRESENTATIONS AND WARRANTIES OF GPAA...........................................19


ARTICLE IV            COVENANTS RELATING TO CONDUCT OF BUSINESS.................................................22

         SECTION 4.1           COVENANTS OF PARENT AND GPAA.....................................................22

         SECTION 4.2           COVENANTS OF THE COMPANY.........................................................22

ARTICLE V             ADDITIONAL AGREEMENTS.....................................................................23

         SECTION 5.1           INFORMATION STATEMENT; FAIRNESS HEARING AND PERMIT; CONSENT SOLICITATION;
                               INVESTMENT REPRESENTATION LETTER.................................................23

         SECTION 5.2           ACCESS TO INFORMATION/EMPLOYEES..................................................25

         SECTION 5.3           COMMERCIALLY REASONABLE EFFORTS..................................................25

         SECTION 5.4           ACQUISITION PROPOSALS............................................................25

         SECTION 5.5           EMPLOYEE BENEFITS MATTERS........................................................26

         SECTION 5.6           FEES AND EXPENSES................................................................27

         SECTION 5.7           DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE...........................27

         SECTION 5.8           PUBLIC ANNOUNCEMENTS.............................................................27

         SECTION 5.9           TAX TREATMENT....................................................................28

         SECTION 5.10          APPOINTMENT TO PARENT'S BOARD OF DIRECTORS.......................................28

         SECTION 5.11          VOTING AGREEMENT.................................................................28

         SECTION 5.12          GPAA LLC FORMATION...............................................................28

         SECTION 5.13          [INTENTIONALLY OMITTED.].........................................................28

         SECTION 5.14          REGISTRATION RIGHTS..............................................................28

         SECTION 5.15          SECTION 16b-3....................................................................30

ARTICLE VI            CONDITIONS PRECEDENT......................................................................30

         SECTION 6.1           CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.......................30

         SECTION 6.2           ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND GPAA..........................31

         SECTION 6.3           ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY..............................32

ARTICLE VII           TERMINATION AND AMENDMENT.................................................................33

         SECTION 7.1           GENERAL..........................................................................33

         SECTION 7.2           OBLIGATIONS IN EVENT OF TERMINATION..............................................35

         SECTION 7.3           AMENDMENT........................................................................37

         SECTION 7.4           EXTENSION; WAIVER................................................................37
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         SECTION 7.5           NO EFFECT ON EXISTING AGREEMENTS.................................................37

ARTICLE VIII          GENERAL PROVISIONS........................................................................37

         SECTION 8.1           NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.......................37

         SECTION 8.2           NOTICES..........................................................................37

         SECTION 8.3           INTERPRETATION...................................................................38

         SECTION 8.4           COUNTERPARTS.....................................................................38

         SECTION 8.5           ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES...................................39

         SECTION 8.6           GOVERNING LAW....................................................................39

         SECTION 8.7           SEVERABILITY.....................................................................39

         SECTION 8.8           ASSIGNMENT.......................................................................39

         SECTION 8.9           SUBMISSION TO JURISDICTION.......................................................39

         SECTION 8.10          ENFORCEMENT......................................................................39

         SECTION 8.11          DEFINITIONS......................................................................40

Parent Disclosure Schedule
Company Disclosure Schedule
Schedule 5.11 - Voting Agreement Parties
Schedule 6.2(h) - List of Affiliates of the Company

Exhibit A - Form of Voting Agreement
Exhibit B - Form of Affiliate Agreement

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

                  AGREEMENT AND PLAN OF MERGER, dated as of April 20, 2004, as amended and restated as of May 12, 2004 (this "Agreement"), among OUTDOOR CHANNEL HOLDINGS, INC., an Alaska corporation ("Parent"), GOLD PROSPECTOR'S ASSOCIATION OF AMERICA, INC., a California corporation and a direct wholly-owned subsidiary of Parent ("GPAA"), and THE OUTDOOR CHANNEL, INC., a Nevada corporation (the "Company" and collectively with Parent and GPAA, the "parties").

                              W I T N E S S E T H:

                  WHEREAS, the respective Board of Directors of each of the parties deems it advisable and in the best interests of each corporation and its respective stockholders that the Company and Merger Sub (as defined in Section 8.1) engage in a business combination in order to advance the long-term strategic business interests of the Company and Parent;

                  WHEREAS, the combination of the Company and Merger Sub shall be effected by the terms of this Agreement through a merger as outlined below (the "Merger");

                  WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, pursuant to the Merger each share of common stock, par value $0.001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) will be converted into the right to receive shares of common stock, par value $0.02 per share, of Parent ("Parent Common Stock") as set forth in Section 1.8;

                  WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                       THE MERGER; CERTAIN RELATED MATTERS

         Section 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes Chapters 78 and 92A (the "NGCL") Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

         Section 1.2 CLOSING. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") will take place as soon as possible following the satisfaction or waiver (subject to applicable law) of the conditions set forth herein (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions), unless this Agreement has been previously terminated pursuant to its terms or unless another time or date is

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agreed to by Parent and the Company (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of the Company at 43445 Business Park Drive, Suite 103, Temecula, California 92590, unless another place is agreed to by the parties.

         Section 1.3 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in this Agreement, at the Closing the parties shall: (i) file articles of merger (the "Articles of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of the NGCL; and (ii) make all other filings or recordings required by law. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Nevada Secretary of State or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Articles of Merger (the date and time the Merger becomes effective being the "Effective Time").

         Section 1.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 1.5 ARTICLES OF INCORPORATION. The Amended and Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

         Section 1.6 BYLAWS. The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         Section 1.7 OFFICERS AND DIRECTORS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of the Company at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

         Section 1.8 EFFECT ON CAPITAL STOCK.

         (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into 0.65 validly issued, fully paid and non-assessable shares of Parent Common Stock (the "Exchange Ratio") (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.4, the "Merger Consideration").

         (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented any such shares of Company Common Stock ("Common Certificates" or "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except as provided herein or by law.

         (c) Each share of Company Preferred Stock (as defined in Section 5.13) owned by GPAA at the Effective Time shall remain issued and outstanding and shall represent one share of Series A Preferred Stock of the Surviving Corporation.

         (d) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and no consideration shall be delivered in exchange therefore.

         Section 1.9 COMPANY STOCK OPTIONS AND OTHER EQUITY-BASED AWARDS.

         (a) Each Company Stock Option (as defined in Section 3.2(b)) that was granted pursuant to the Company Stock Option Plan (as defined in Section 3.2(b)) prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option (but taking into account any changes thereto provided for in the Company Stock Option Plan or in such option by reason of this Agreement or the transactions contemplated hereby), that number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Parent Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Company Stock Option divided by the Exchange Ratio; PROVIDED, HOWEVER, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. On or prior to the Effective Time, the Company will take all actions necessary such that all Company Stock Options outstanding prior to the Effective Time are treated in accordance with the immediately preceding sentence.

         (b) At the Effective Time, Parent shall assume each Company Stock Option in accordance with the terms of the Company Stock Option Plan under which it was issued and the stock option agreement by which it is evidenced. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Stock Option Plan and the agreements evidencing the grants of such Company Stock Options as adjusted pursuant to this Section 1.9.

         (c) Prior to the Closing, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options in accordance with this Section 1.9. After the Effective Time, no additional options will be granted pursuant to the Company Stock Option Plan.

         (d) Prior to the Closing, the Company shall take all actions reasonably requested by Parent or otherwise necessary to supplement the Company Stock Option Plan to clarify the treatment of the Company Stock Options in the Merger and allow the assumption of the Company Stock Options by Parent in the Merger without the acceleration of vesting.

         Section 1.10 CERTAIN ADJUSTMENTS. If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of the Reincorporation (as defined in Section 8.11) or any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

         Section 1.11 APPRAISAL/DISSENTERS' RIGHTS.

         (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has exercised and perfected appraisal or dissenters' rights for such shares in accordance with the NGCL and/or the California General Corporation Law (the "CGCL"), and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall only be entitled to such rights as are granted by the NGCL or the CGCL, as applicable.

         (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) its appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate representing such Dissenting Shares.

         (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the NGCL and/or the CGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands, PROVIDED HOWEVER, Parent may not make any payment with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

         (d) Dissenting Shares, if any, after purchased by the payment of fair value to the holders thereof pursuant to the NGCL and/or the CGCL shall be canceled.

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                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

         Section 2.1 EXCHANGE PROCEDURES.

         (a) At or prior to the Effective Time, Parent shall deposit with its transfer agent, who shall act as the "Exchange Agent" for the purpose of exchanging Certificates for the Merger Consideration, in trust for the benefit of holders of shares of Company Common Stock, certificates representing the Parent Common Stock issuable pursuant to Section 1.8 in exchange for outstanding shares of Company Common Stock. Parent agrees to make available directly or indirectly to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.4 and any dividends and other distributions pursuant to Section 2.2.

         (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal, which letter shall be in customary form and have such provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefore (A) one or more shares of Parent Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this
Article II, consisting of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.4 and dividends and other distributions pursuant to
Section 2.2. No interest will be paid or will accrue on any cash payable pursuant to Section 2.2 or Section 2.4.

         Section 2.2 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES; VOTING. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement; PROVIDED THAT no dividends or other distributions declared or made in respect of the Parent Common Stock, with a record date that is 180 days or more after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefore, without interest, (a) the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

         Section 2.3 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.2 or Section 2.4) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

         Section 2.4 NO FRACTIONAL SHARES OF PARENT COMMON STOCK.

         (a) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock.

         (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the average bid and ask price for a share of Parent Common Stock on the OTC Bulletin Board ("OTCBB") on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately prior to the date on which the Effective Time occurs. Such payment of cash consideration in lieu of fractional shares of Parent Common Stock is not expected to exceed, in the aggregate, 1% of the total Merger Consideration.

         (c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall deposit or cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

         Section 2.5 UNCLAIMED AMOUNTS. Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii)) shall, to the extent permitted by law, be returned to Parent or its assignee. Any holders of shares of Company Common Stock whose shares have been returned to Parent pursuant to this section shall look to Parent or its assignee for payment of the Merger Consideration and any cash, dividends and other distributions in respect thereof issuable and/or payable pursuant to this section upon due surrender of their Certificates (or affidavits of loss in lieu thereof) without any interest thereon.

         Section 2.6 NO LIABILITY. None of Parent, GPAA, Merger Sub, the Company, the Exchange Agent or the Surviving Corporation shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section 2.7 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.4, and unpaid dividends and distributions on shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.2, deliverable in respect thereof, pursuant to this Agreement.

         Section 2.8 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Stock Options or any other equity rights in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.

         Section 2.9 FURTHER ASSURANCES. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         Section 2.10 STOCK TRANSFER BOOKS. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

         Section 2.11 RESTRICTED STOCK. The shares of Parent Common Stock issuable pursuant to the exchange of securities contemplated by Section 1.8(a) above will not be registered under the Securities Act of 1933, as amended (the "Securities Act") and will be exempt from such registration by reason of either
Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act (collectively, the "Rule 506 Exemption") or Section 3(a)(10) of the Securities Act (the "3(a)(10) Exemption").

         Section 2.12 LEGEND REQUIREMENTS. If the shares of Parent Common Stock issuable pursuant to the exchange of securities contemplated by Section 1.8(a) above are issued pursuant to the Rule 506 Exemption, then each certificate representing shares of Parent Common Stock will be endorsed with the following legends:

         (a) THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.

         (b) Any legend required to be placed thereon by applicable federal or state securities laws.

         If the shares of Parent Common Stock issuable pursuant to the exchange of securities contemplated by Section 1.8(a) above are issued pursuant to the 3(a)(10) Exemption, then each certificate representing shares of Parent Common Stock issued to Affiliates (as defined in Section 6.2(h) below) of the Company will be endorsed with the following legends:

         (c) THE SECURITIES EVIDENCED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), APPLIES, AND MAY NOT BE TRANSFERRED UNLESS (1) SUCH TRANSFER IS MADE IN ACCORDANCE WITH THE PROVISIONS OF SUCH RULE 145, (2) SUCH TRANSFER HAS BEEN REGISTERED UNDER THE SECURITIES ACT, OR (3) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED IS PROVIDED.

         (d) Any legend required to be placed thereon by applicable federal or state securities laws.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         Section 3.1 REPRESENTATIONS AND WARRANTIES OF PARENT. Except as set forth in the Parent Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant and any other representation or warranty, if the disclosure set forth in the Parent Disclosure Schedule is readily applicable to such other representation or warranty), Parent represents and warrants (which such representations and warranties expressly exclude the Company) to the Company as follows:

         (a) ORGANIZATION, STANDING AND POWER. Each of Parent and each of its Subsidiaries (as defined in Section 8.11) is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.11) on Parent, and, to Parent's knowledge, is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures to so qualify or to be in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

         (b) CAPITAL STRUCTURE.

                  (i) As of April 16, 2004, the authorized capital stock of Parent consisted of (A) 75,000,000 shares of Parent Common Stock, $0.02 par value, of which 6,078,585 shares were outstanding and (B) 25,000,000 shares of preferred stock, $0.001 par value, none of which is outstanding. The shares of Parent Common Stock to be issued in the Merger or upon exercise of stock options converted in the Merger pursuant to Section 1.9 will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. There were outstanding as of April 16, 2004 no options, warrants or other rights to acquire capital stock from Parent other than options to acquire capital stock from Parent representing in the aggregate the right to purchase approximately 513,900 shares of Parent Common Stock under Parent's stock option plans and agreements.

                  (ii) Except as otherwise set forth in this Section 3.1(b) and otherwise contemplated by this Agreement, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as otherwise contemplated by this Agreement, as of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries.

         (c) AUTHORITY; NO CONFLICTS.

                  (i) Parent has all requisite corporate power and authority to enter into this Agreement and, subject to the Parent Stockholder Approval (as defined in Section 8.11 below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject in the case of the issuance of the shares of Parent Common Stock in the Merger and the adoption of the Company Stock Options to the Parent Stockholder Approval. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (ii) The execution and delivery of this Agreement by Parent does not or will not, as the case may be, and the consummation by Parent of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, any assets, (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, or loss, a "Violation") pursuant to: (A) any provision of the articles of incorporation or bylaws of Parent, or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

                  (iii) No consent, approval, order or authorization of, clearance by, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) the Securities Act, (D) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (E) the NGCL with respect to the filing of the Articles of Merger and (F) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failures of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (F) are hereinafter referred to as "Necessary Consents."

         (d) REPORTS AND FINANCIAL STATEMENTS. Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents known to Parent to be required to be filed by Parent with the SEC since January 1, 2001 (collectively, including all exhibits thereto, the "Parent SEC Reports"). The financial statements (including the related notes and schedules) included or incorporated by reference in the Parent SEC Reports presents fairly, or will present fairly, in all material respects, the consolidated financial position and consolidated results of operations, retained earnings and cash flows of Parent and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. Such Parent SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Parent SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

         (e) BOARD APPROVAL. The Board of Directors of Parent, by resolutions duly adopted by vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Parent Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair, just and reasonable as to, and in the best interests of, Parent and its stockholders and (ii) approved this Agreement, the Merger and the issuance of the shares of Parent Common Stock to be issued in the Merger and to be issued pursuant to the Company Stock Options assumed by Parent pursuant to Section 1.9 above.

         (f) LITIGATION; COMPLIANCE WITH LAWS.

                  (i) As of the date of this Agreement, there are no suits, actions or proceedings (collectively "Actions") pending or, to the knowledge of Parent, threatened in writing, against or affecting Parent or any Subsidiary of Parent which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent, nor, to the knowledge of Parent, are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

                  (ii) As of the date of this Agreement and except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Parent and its Subsidiaries, as currently conducted (the "Parent Permits"). Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, to Parent's knowledge, neither Parent nor any of its Subsidiaries is in material violation of, and Parent and its Subsidiaries have not received any notices of material violations with respect to, any laws, ordinances or regulations of any Governmental Entity.

         (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2003, there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of Parent's capital stock, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since December 31, 2003, there have not been any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

         (h) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Parent.

         (i) OPINION OF FINANCIAL ADVISOR. Parent has received the opinion of BIA Financial Network, Inc., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Parent.

         (j) EMPLOYEE BENEFIT PLANS. To Parent's knowledge, each Benefit Plan maintained by Parent has been operated and administered in all material respects in accordance with its terms and applicable law, except where failure to do so would not reasonably be expected to have a Material Adverse Effect on Parent. To Parent's knowledge, the execution of this Agreement and the consummation of the Merger will not constitute an event under any Benefit Plan maintained by Parent that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any Parent employee which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

         (k) ENVIRONMENTAL MATTERS.

                  (i) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, to the knowledge of Parent, (i) the operations of Parent and its Subsidiaries have been and are in compliance in all material respects with all Environmental Laws and with all licenses required by Environmental Laws, (ii) there are no pending or, to the knowledge of Parent, threatened, material Environmental Claims under or pursuant to Environmental Laws against Parent or its Subsidiaries or involving any real property currently or, to the knowledge of Parent, formerly owned, operated or leased by Parent or its Subsidiaries, (iii) Parent and its Subsidiaries have not incurred any material Environmental Liabilities and no facts, circumstances or conditions relating to or attributable to any real property currently or, to the knowledge of Parent, formerly owned, operated or leased by Parent or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities, and (iv) all real property owned and all real property operated or leased by Parent or its Subsidiaries is free of contamination from Hazardous Material that would have an adverse effect on human health or the environment.

                  (ii) For purposes of this Section 3.1(k), Section 3.2(l) and
Section 3.3(d), the following terms shall have the following meanings:

                  "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, orders, claims, liens, investigations, requests for information, proceedings, or notices of noncompliance or violation (written or oral) by any person (including, without limitation, any governmental authority) alleging liability or potential liability arising out of, based on or resulting from (A) the presence release or disposal or threatened release or disposal, of any Hazardous Materials at any location, or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or permit thereunder, or
(C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from exposure to or the presence, release, or disposal or threat thereof of any Hazardous Materials.

                  "Environmental Law" means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction promulgated by any Governmental Entity, (A) for the protection of the environment (including air, water, soil and natural resources) or (B) regulating the use, storage, handling, release or disposal of any chemical, material, waste or hazardous substance.

                  "Hazardous Material" means any substance listed, defined, designated or regulated pursuant to any applicable Environmental Law including petroleum products and byproducts, asbestos and polychlorinated biphenyls, but excluding office, janitorial and other usual supplies used, stored and released in customary amounts.

                  "Environmental Liabilities" means all liabilities, actions, remedial obligations, losses, damages, fines, penalties and sanctions arising under any Environmental Law.

         (l) INTELLECTUAL PROPERTY. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement,
(i) Parent and each of its Subsidiaries owns, or has all necessary licenses to use all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the knowledge of Parent, the use of any Intellectual Property by Parent and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Parent or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of Parent, no Person is challenging, infringing on or otherwise violating any right of Parent or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Parent or its Subsidiaries; and (iv) neither Parent nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Parent and its Subsidiaries. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations, and applications to register; inventions, discoveries and ideas; patents, applications for patents, and any renewals, extensions or reissues thereof, in any such jurisdiction; nonpublic information, trade secrets and confidential information; and registrations or applications for registration of copyrights, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

         (m) TAXES.

                  (i) Parent and each of its Subsidiaries has timely filed, or has caused to be timely filed, all Tax Returns required to be filed, and all Taxes shown to be due on such Tax Returns, or otherwise owed, have been or will be timely paid.

                  (ii) To Parent's knowledge, the most recent financial statements contained in the Parent SEC Reports reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

                  (iii) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is bound by any Tax sharing agreements with third parties.

                  (iv) For purposes of this Agreement:

                  (A) "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

                  (B) "Tax Return" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

         (n) LABOR MATTERS. Except where failure to comply would not reasonably be expected to have a Material Adverse Effect on Parent, to Parent's knowledge, Parent is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices.

         Section 3.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the Company Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant and any other representation or warranty, if the disclosure set forth in the Company Disclosure Schedule is readily applicable to such other representation or warranty), the Company represents and warrants to Parent as follows:

         (a) ORGANIZATION, STANDING AND POWER. The Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and, to the Company's knowledge, is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has no Subsidiaries.

         (b) CAPITAL STRUCTURE.

                  (i) As of April 16, 2004, the authorized capital stock of the Company consisted of 50,000,000 shares of Company Common Stock, of which 10,695,936 shares were outstanding, and 10,000,000 shares of preferred stock, none of which were outstanding. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. Except as otherwise contemplated by this Agreement, as of the date of this Agreement, there are no options, warrants or other rights to acquire capital stock from the Company or any rights to receive shares of capital stock of the Company pursuant to any deferred compensation arrangement, other than options and other rights to acquire capital stock of the Company representing in the aggregate the right to purchase 2,481,000 shares of Company Common Stock (collectively, the "Company Stock Options") under the Company's 1997 Stock Option Plan and other stock option plans and agreements (collectively, the "Company Stock Option Plan").

                  (ii) Except as otherwise set forth in this Section 3.2(b) and otherwise contemplated by this Agreement, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

         (c) AUTHORITY; NO CONFLICTS.

                  (i) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the adoption of this Agreement and the consummation of the Merger and other transactions contemplated hereby by the Company Stockholder Approval (as defined in Section 8.11 below). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the adoption of this Agreement and approval of the Merger by Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (ii) The execution and delivery of this Agreement by the Company does not or will not, as the case may be, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the articles of incorporation or bylaws of the Company or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

                  (iii) No consent, approval, order or authorization of, clearance by, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, except the Necessary Consents and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         (d) FINANCIAL STATEMENTS. Each of the Company's financial statements (including the related notes and schedules) present fairly, or will present fairly, in all material respects, the consolidated financial position and consolidated results of operations, retained earnings and cash flows of the Company as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount.

         (e) BOARD APPROVAL. The Board of Directors of the Company, by resolutions duly adopted by vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and (iii) recommended without qualification that the stockholders of the Company adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company's stockholders.

         (f) LITIGATION; COMPLIANCE WITH LAWS.

                  (i) As of the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, threatened in writing, against or affecting the Company which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, nor, to the knowledge of the Company, are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

                  (ii) As of the date of this Agreement, and except as would, in the aggregate, not reasonably be expected to have a Material Adverse Effect on the Company, the Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of the Company as currently conducted (the "Company Permits"). The Company is in compliance with the terms of the Company Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the Company's knowledge, the Company is not in material violation of, and the Company has not received any notices of material violations with respect to, any laws, ordinances or regulations of any Governmental Entity.

         (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as permitted by Section 4.2, since December 31, 2003, (i) the Company has conducted its business only in the ordinary course; and (ii) through the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the Company's capital stock, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof. Since December 31, 2003, there have not been any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

         (h) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company.

         (i) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Houlihan Lokey Howard & Zukin, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

         (j) EMPLOYEE BENEFIT PLANS. To the Company's knowledge, each Benefit Plan maintained by the Company (each, a "Company Benefit Plan") has been operated and administered in all material respects in accordance with its terms and applicable law, except where failure to do so would not reasonably be expected to have a Material Adverse Effect on the Company. To the Company's knowledge, the execution of this Agreement and the consummation of the Merger will not constitute an event under any Company Benefit Plan that will or may result in any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any Company employee which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

         (k) NO RESTRICTIONS ON THE MERGER; TAKEOVER STATUTES. Sections 78.378 to 78.3793, inclusive, and 78.411 to 78.444, inclusive, of the NGCL, and any other potentially applicable anti-takeover or similar statute or regulation or provision of the certificate of incorporation or by-laws, or other organizational or constitutive document or governing instruments of the Company are inapplicable to this Agreement and the transactions contemplated hereby.

         (l) ENVIRONMENTAL MATTERS. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) to the knowledge of the Company, the operations of the Company have been and are in compliance in all material respects with all Environmental Laws and with all licenses required by Environmental Laws, (ii) there are no pending or, to the knowledge of the Company, threatened, material Environmental Claims under or pursuant to Environmental Laws against the Company involving any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company, (iii) to the knowledge of the Company, the Company has not incurred any material Environmental Liabilities and no facts, circumstances or conditions relating to or attributable to any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or operations thereon would reasonably be expected to result in Environmental Liabilities and (iv) to the knowledge of the Company, all real property owned and all real property operated or leased by the Company is free of contamination from Hazardous Material that would have an adverse effect on human health or the environment.

         (m) INTELLECTUAL PROPERTY. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company owns, or has all necessary licenses to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted;
(ii) to the knowledge of the Company, the use of any Intellectual Property by the Company does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company acquired the right to use any Intellectual Property; (iii) to the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company with respect to any Intellectual Property owned by and/or licensed to the Company; and (iv) the Company has not received any written notice and does not otherwise have knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by the Company.

         (n) TAXES.

                  (i) The Company has provided to Parent all information necessary for Parent to timely file, or cause to be timely filed, all consolidated Tax Returns required to be filed by Parent and which include the Company.

                  (ii) The Company's financial statements reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

                  (iii) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company. The Company is not bound by any Tax sharing agreements with third parties.

         (o) LABOR MATTERS. Except where failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company, to the Company's knowledge, the Company is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices.

         Section 3.3 REPRESENTATIONS AND WARRANTIES OF GPAA. GPAA represents and warrants to the Company as follows:

         (a) ORGANIZATION, STANDING AND POWER; SUBSIDIARIES. GPAA is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GPAA, and, to GPAA's knowledge, is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GPAA. GPAA is a direct, wholly-owned subsidiary of Parent.

         (b) AUTHORITY; NO CONFLICTS.

                  (i) GPAA has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of GPAA. This Agreement has been duly executed and delivered by GPAA and constitutes a valid and binding agreement of GPAA, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (ii) The execution and delivery of this Agreement by GPAA does not or will not, as the case may be, and the consummation by GPAA of the transactions contemplated hereby will not, conflict with, or result in any Violation pursuant to: (A) any provision of the articles of incorporation or bylaws of GPAA, or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GPAA.

                  (iii) No consent, approval, order or authorization of, clearance by, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to GPAA in connection with the execution and delivery of this Agreement by GPAA or the transactions contemplated hereby, except for the Necessary Consents and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failures of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GPAA.

         (c) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 2003, there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of GPAA's capital stock, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof. Since December 31, 2003, there have not been any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on GPAA.

         (d) ENVIRONMENTAL MATTERS.

                  (i) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GPAA, to the knowledge of GPAA,
(i) the operations of GPAA have been and are in compliance in all material respects with all Environmental Laws and with all licenses required by Environmental Laws, (ii) there are no pending or, to the knowledge of GPAA, threatened, material Environmental Claims under or pursuant to Environmental Laws against GPAA or involving any real property currently or, to the knowledge of GPAA, formerly owned, operated or leased by GPAA, (iii) GPAA has not incurred any material Environmental Liabilities and no facts, circumstances or conditions relating to or attributable to any real property currently or, to the knowledge of GPAA, formerly owned, operated or leased by GPAA or operations thereon would reasonably be expected to result in Environmental Liabilities, and (iv) all real property owned and all real property operated or leased by GPAA is free of contamination from Hazardous Material that would have an adverse effect on human health or the environment.

         (e) TAXES.

                  (i) GPAA has timely filed, or has caused to be timely filed, all Tax Returns required to be filed, and all Taxes shown to be due on such Tax Returns, or otherwise owed, have been or will be timely paid.

                  (ii) No deficiency with respect to any Taxes has been proposed, asserted or assessed against GPAA, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on GPAA.

                  There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of GPAA. GPAA is not bound by any Tax sharing agreements with third parties.

         (f) FINANCIAL STATEMENTS. Each of GPAA's financial statements (including the related notes and schedules) present fairly, or will present fairly, in all material respects, the consolidated financial position and consolidated results of operations, retained earnings and cash flows of GPAA as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been made and are not expected to be material in amount.

         (g) LABOR MATTERS. Except where failure to comply would not reasonably be expected to have a Material Adverse Effect on GPAA, to GPAA's knowledge, GPAA is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         Section 4.1 COVENANTS OF PARENT AND GPAA. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries (excluding the Company) that (except as expressly contemplated or permitted by this Agreement or as disclosed in the Parent Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that the Company shall otherwise consent in writing):

         (a) ORDINARY COURSE. Parent and GPAA (except as otherwise contemplated herein) shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them; PROVIDED, HOWEVER, that no action by Parent or its Subsidiaries with respect to matters permitted by any other provision in this Agreement shall be deemed a breach of this Section 4.1(a). Nothing contained in this Section 4.1(a) or in this Agreement shall be deemed to limit the ability of Parent to (i) issue shares of common stock in BONA FIDE transactions, (ii) issue options in the ordinary course of business, (iii) issue shares upon the exercise of stock options, (iv) propose, recommend or consummate the Reincorporation, or
(v) appoint additional individuals to its Board of Directors in accordance with its bylaws.

         (b) DIVIDENDS; CHANGES IN SHARE CAPITAL. Parent shall not, and shall not propose to, (i) declare or pay any dividends or distributions on or make other distributions in respect of any of its capital stock, or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock.

         (c) GOVERNING DOCUMENTS. Except to the extent required to comply with applicable law or their obligations hereunder, or as otherwise contemplated herein, Parent and GPAA shall not materially amend or propose to so amend their respective certificates or articles of incorporation, bylaws or other governing documents, provided, however, that Parent may propose, recommend or consummate the Reincorporation.

         (d) GOVERNMENTAL FILINGS. Parent shall file all periodic reports required to be filed by Parent with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time.

         Section 4.2 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees that (except as expressly contemplated or permitted by this Agreement, as disclosed in the Company Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Parent shall otherwise consent in writing):

         (a) ORDINARY COURSE. The Company shall carry on its businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use reasonable efforts to preserve intact its present lines of business, maintain its rights and franchises and preserve its relationships with customers, suppliers and others having business dealings with it; PROVIDED, HOWEVER, that no action by the Company with respect to matters permitted by any other provision in this Agreement shall be deemed a breach of this Section 4.2(a).

         (b) DIVIDENDS; CHANGES IN SHARE CAPITAL. The Company shall not, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock.

         (c) ISSUANCE OF SECURITIES. Except for the issuance of the Company Preferred Stock as described in Section 5.13 hereof, the Company shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing (including, without limitation, the granting of Company Stock Options) without the prior written consent of Parent, provided, however, that the Company may issue shares of Company Common Stock upon the exercise of Company Stock Options issued and outstanding as of the date hereof in accordance with their present terms.

         (d) GOVERNING DOCUMENTS. Except to the extent required to comply with applicable law or its obligations hereunder, the Company shall not amend or propose to so amend its certificate of incorporation or bylaws.

         (e) COMPENSATION. Without the consent of Parent, the Company shall not increase the amount of compensation of any director, executive officer or employee, make any increase in or commitment to increase any employee benefits, issue any additional Company Stock Options, adopt or make any commitment to adopt any additional Benefit Plan or make any contribution to any Benefit Plan, except in the ordinary course of business consistent with past practices or as required by an agreement existing on the date hereof.

         (f) SETTLEMENT OF LITIGATION. The Company shall not settle or compromise any material action, suit or claim, or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material action, suit or claim.

         (g) NO RELATED ACTIONS. The Company will not agree or commit to any of the foregoing.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         Section 5.1 INFORMATION STATEMENT; FAIRNESS HEARING AND PERMIT; CONSENT SOLICITATION; INVESTMENT REPRESENTATION LETTER.

         (a) INFORMATION STATEMENT. As soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent, an information statement relating to this Agreement and the transactions contemplated hereby (the "Information Statement"). The form of Information Statement delivered to Parent by the Company pursuant to the previous statement shall be true, correct and complete in all material respects. Each of the Company and Parent shall use its reasonable best efforts to cause the Information Statement to comply with all requirements of applicable federal and state securities laws. Each of the Company and Parent shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel to cooperate with the other's counsel in the preparation of the Information Statement. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the holders of the Company Common Stock and/or the Company Stock Options in the Merger and, either an Information/Proxy Statement or a consent solicitation for solicitation of the Company Stockholder Approval of the Merger, whichever is requested by Parent. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Information Statement, the Company and Parent shall cooperate in delivering any such amendment or supplement to all the holders of the Company Common Stock and/or the Company Stock Options and/or filing any such amendment or supplement with the appropriate government officials. The Information Statement shall include the unqualified recommendation of the Board of Directors of the Company in favor of the adoption of this Agreement and approval of the Merger and the determination of the Board of Directors of the Company that the terms and conditions of the Merger and this Agreement are advisable and are fair to and in the best interests of the Company and its stockholders (the "COMPANY RECOMMENDATIONS"). Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

         (b) FAIRNESS HEARING AND PERMIT. As soon as reasonably practical after the date of this Agreement and the preparation of the draft Information Statement, Parent shall use its commercially reasonable efforts to file with the California Department of Corporations an Application for Fairness Hearing pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended, and the rules promulgated thereunder ("CALIFORNIA SECURITIES LAW") for approval of the terms and conditions regarding the issuance of the shares of Parent Common Stock in the Merger, and to obtain Qualification by Permit regarding the issuance of the shares of Parent Common Stock in the Merger pursuant to a permit issued under Section 25121 of the California Securities Law (the "Section 3(a)(10) Application").

         (c) CONSENT SOLICITATION; MEETING. After the approval of the 3(a)(10) Application by the California Commissioner of Corporations, or if Parent determines that the issuance of the shares of Parent Common Stock in the Merger shall be exempt from registration by reason of the Rule 506 Exemption, and Parent decides in its sole discretion to use the Rule 506 Exemption, the Company shall promptly take all action necessary in accordance with the CGCL, the NGCL, its Articles of Incorporation and its bylaws to secure Company Stockholder Approval either by the written consent of its stockholders, or at the request of Parent, by holding a special meeting of the stockholders. The Company shall use its best efforts to obtain the Company Stockholder Approval and shall take all other action necessary or advisable to secure the consent of the Company's stockholders required to effect each of the transactions contemplated by this Agreement.

         (d) INVESTMENT REPRESENTATION LETTER. If the shares of Parent Common Stock issuable pursuant to the exchange of securities contemplated by Section 1.8(a) above are issued under the 506 Exemption, then prior to the time that consents of the Company's stockholders are solicited, the Company shall cause each of its stockholders and each of its option holders to execute and deliver to Parent an Investment Representation Letter in a form customary for such transaction or otherwise provide such representations and warranties as Parent reasonably requests as it deems reasonably necessary to establish the 506 Exemption and exemptions under applicable blue sky laws.

         Section 5.2 ACCESS TO INFORMATION/EMPLOYEES. Upon reasonable notice, each party shall afford to the officers, employees, accountants, counsel, financial advisors and other authorized representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request (including consultation on a regular basis with such parties, agents, advisors, attorneys and representatives with respect to litigation matters); PROVIDED, HOWEVER, that either party may restrict the foregoing access to the extent that, in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party.

         Section 5.3 COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof.

         Section 5.4 ACQUISITION PROPOSALS. The Company agrees neither it nor any of the officers and directors of it shall, and that it shall use its reasonable best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, consolidation, share exchange or purchase, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets of the Company having an aggregate value equal to 3% or more of the book value of the Company's total assets, or (except as provided in Section 4.2(c) above) any purchase or sale of, or tender or exchange offer for equity securities of the Company (any such proposal or offer, other than a proposal or offer made by Parent or an affiliate thereof, being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of the officers and directors of it shall, and that it shall use its reasonable best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, the Company and the Company's Board of Directors shall be permitted to (A) effect a change in the Company Recommendation, or (B) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that,
(i) in the case of clause (A) above, the Company has received an unsolicited bona fide written Acquisition Proposal from a third party and the Company's Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 8.11) and the Board of Directors of the Company has affirmatively voted to accept such Acquisition Proposal, (ii) in the case of clause (B) above, the Company's Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal will result in a Superior Proposal, (iii) in the case of clause (B) above, prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Company's Board of Directors receives from such Person an executed confidentiality agreement and
(iv) in the case of clause (B) above, prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Company notifies Parent promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. Notwithstanding the foregoing, the Company's Board of Directors may only take the actions set forth in the foregoing clauses (i) through (iv) in the previous sentence to the extent that the Company's Board of Directors shall conclude in good faith on the basis of written advice of outside counsel that such action is necessary in order for the Company's Board of Directors to act in a manner which is consistent with its fiduciary obligations under applicable law. The Company agrees that it will promptly keep Parent informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations, including the identity of the person or group engaging in such discussions or negotiations. The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4. Nothing in this Section 5.4 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of the Company under this Agreement.

         Section 5.5 EMPLOYEE BENEFITS MATTERS. At the Effective Time, the Surviving Corporation shall provide employment to all employees who were employed by the Company as of the Effective Time ("Continuing Employees"). Nothing contained herein shall be deemed to guarantee employment for any period of time or preclude the Surviving Corporation's ability to terminate any Continuing Employee for any reason subsequent to the Effective Time. Except as may be otherwise required by law, nothing contained herein shall require Surviving Corporation or Parent to continue any particular Company Benefit Plan or compensation plan, program or arrangement, or prevent the amendment, modification or termination thereof.

         Section 5.6 FEES AND EXPENSES. Subject to Section 7.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, PROVIDED THAT, if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and/or mailing of the consent solicitation materials and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

         Section 5.7 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. From and after the Effective Time, Parent agrees that it will indemnify and hold harmless, against any costs or expenses (including attorney's fees), judgments, fines, losses, claims damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to all directors of the Company (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, and (b) to the fullest extent permitted by law for acts or omissions while serving in their capacity as directors of the Company at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). Parent will maintain for a period of not less than five years from the Effective Time a D&O Insurance policy (or a policy providing substantially similar coverage as the coverage currently provides) (the "D&O Insurance") for all persons who are directors and officers of the Company and its Subsidiaries covered by the Parent's D&O Insurance as of the Effective Time on the date of this Agreement; PROVIDED that Parent shall not be required to spend as an annual premium for such D&O Insurance an amount in excess of 200% of the annual premium paid for D&O Insurance in effect prior to the date of this Agreement; and PROVIDED FURTHER that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such amount (including purchasing tail coverage for the remainder of the five year period to the extent of such amount if insurance is not otherwise available). The provisions of this Section are intended for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

         Section 5.8 PUBLIC ANNOUNCEMENTS. Parent and the Company shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with, or rules of, any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

         Section 5.9 TAX TREATMENT. Parent and the Company intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Each of Parent and the Company, and each of their respective affiliates shall, to the extent consistent with their rights and obligations under this Agreement, use their reasonable best efforts to cause the Merger to so qualify. Parent shall obtain the opinion of Paul, Hastings, Janofsky & Walker LLP ("Paul Hastings"), counsel to Parent, referred to in Section 6.2(c) of this Agreement. For purposes of the tax opinion described in Section 6.2(c) and Section 6.3(c) of this Agreement, each of Parent and the Company shall provide representation letters reasonably acceptable to Paul Hastings. Except for actions specifically contemplated by this Agreement, each of Parent, Merger Sub and the Company and each of their respective affiliates shall use their reasonable best efforts not to take any action, fail to take any action, cause any action to be taken or not taken, or suffer to exist any condition, which action or failure to take action or condition would prevent, or would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         Section 5.10 APPOINTMENT TO PARENT'S BOARD OF DIRECTORS. Parent shall cause Ray V. Miller, Elizabeth J. Sanderson and Jerry R. Berglund to be appointed to Parent's Board of Directors on the second business day after the Effective Time if such individuals are not already serving on Parent's Board of Directors as long as such individuals do not have a disqualifying relationship which precludes a finding by Parent's Board of Directors that such individuals are independent or other relationship which, in the Board's opinion, would interfere with such person's exercise of independent judgment in carrying out their responsibilities as a director of Parent, as set forth in NASD Rule 4200.

         Section 5.11 VOTING AGREEMENT. Concurrently with the execution of this Agreement, the Company shall cause each Person named in SCHEDULE 5.11 to execute and deliver to Parent a Voting Agreement in the form attached as EXHIBIT A hereto.

         Section 5.12 GPAA LLC FORMATION. Prior to the Effective Time, and in connection with the formation of a limited liability company to be wholly owned by GPAA (the "GPAA LLC"), GPAA shall contribute and convey all of its assets (excluding any shares of capital stock of the Company and the interests of the GPAA LLC) and liabilities to the GPAA LLC.

         Section 5.13 EXCHANGE OF COMPANY COMMON STOCK FOR COMPANY PREFERRED STOCK. Prior to the Effective Time, the Company shall file with the Secretary of State of the State of Nevada a properly executed certificate of designation designating the powers, preferences, rights and qualifications, limitations and restrictions of the Series A Preferred Stock, par value $0.001 per share, of the Company (the "Company Preferred Stock"), which shall be acceptable to GPAA in its sole discretion. Immediately prior to the Effective Time, GPAA and the Company shall cause each share of Company Common Stock held by GPAA to be exchanged for one share of Company Preferred Stock; such exchange is intended to be a tax-free recapitalization pursuant to Section 368(a)(1)(E) of the Code.

         Section 5.14 REGISTRATION RIGHTS. If the shares of Parent Common Stock issuable pursuant to the exchange of securities contemplated by Section 1.8(a) above are issued under the 506 Exemption, then Parent shall grant to the stockholders of the Company the right to request, upon the written request from the stockholders of the Company holding a majority of the shares of Parent Common Stock issuable at the Effective Time, Parent to file, at Parent's expense (but excluding underwriters' or brokers' discounts and commissions), one registration statement under the Securities Act covering the registration of such shares of Parent Common Stock for the public resale of the shares of Parent Common Stock on a continuous or delayed basis pursuant to Rule 415(a)(1) of the Securities Act, and Parent shall prepare and file such registration statement. The stockholders of the Company shall have a period of one (1) year after the Effective Time in which to request such registration by Parent, and Parent shall keep such registration statement effective for (i) one (1) year after the effective date of such registration statement, (ii) the date that is two (2) years from the Effective Time, or (iii) until all shares included in such registration statement have been sold, whichever occurs first. If the stockholders of the Company initiating the registration request hereunder intend to distribute the shares of Parent Common Stock by means of an underwriting, they shall so advise Parent. In such event, the right of any stockholder of the Company to include his, her or its shares of Parent Common Stock in such registration shall be conditioned upon such stockholder's participation in such underwriting and the inclusion of such shares in the underwriting, and all stockholders of the Company proposing to distribute their shares of Parent Common Stock through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. It shall be a condition precedent to the obligations of Parent to take any action pursuant to the rights granted to the stockholders of the Company pursuant to this section that each stockholder shall furnish to Parent such information regarding itself, the shares of Parent Common Stock held by it, and the intended method of disposition of such securities as Parent shall reasonably request and as shall be required in connection with the actions to be taken by Parent. Notwithstanding the foregoing, if Parent shall furnish to the stockholders of the Company requesting a registration statement pursuant to this section a certificate signed by the Chief Executive Officer of Parent stating that in the good faith judgment of the Board of Directors of Parent, it would be seriously detrimental to Parent and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, Parent shall have the right to defer taking action with respect to such filing for a period of not more than 120 days after receipt of the request from the requisite number of stockholders of the Company; provided, however, that Parent may not utilize this right more than once. In addition, if a material development or transaction affecting Parent that has not yet been publicly disclosed occurs after such registration statement is declared effective, and if Parent shall determine in good faith that it would be adversely affected by such disclosure, Parent may so notify the stockholders of the Company and shall deliver to the stockholders of the Company a certificate signed by an officer of Parent affirming that Parent would be adversely affected by such disclosure (such notice being referred to herein as a "DEFERRAL NOTICE"), and shall thereafter be entitled to defer preparing and furnishing any required supplement or amendment to such registration statement until such time as it would not be so adversely affected, but in any event for a period of no more than one hundred twenty (120) days following delivery of the Deferral Notice to each stockholder of the Company selling shares pursuant to the registration statement, at which time it shall so notify the stockholders of the

Company and shall prepare and furnish to the stockholders of the Company any such supplement or amendment as may then be required. Following receipt of a Deferral Notice, the Holders shall not make any further sales of shares of Parent Common Stock pursuant to the registration statement until the stockholders of the Company receive such notice from Parent that such amendment or supplement has been filed with the Securities and Exchange Commission. Following receipt of any supplement or amendment to any prospectus, the stockholders of the Company shall deliver such amended, supplemental or revised prospectus in connection with any offers or sales of Parent Common Stock, and shall not deliver or use any prospectus not so supplemented, amended or revised. If Parent issues a Deferral Notice, Parent will extend the period of effectiveness of the registration statement for an amount of time equal to the length of the deferral period. Notwithstanding any other provision of this Section of this Agreement, Parent may not issue a Deferral Notice more than two consecutive times in any twelve (12) month period.

         Section 5.15 SECTION 16b-3. Prior to the Effective Time, Parent's Board of Directors shall adopt a resolution seeking to cause the acquisition of equity securities of Parent (including any derivative securities) which occurs at the Effective Time by virtue of the Merger by each individual who is or becomes at the Effective Time a director or officer of Parent or the Surviving Corporation that is subject to Section 16(b) of the Exchange Act to be exempt from Section 16(b) under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by law.

         Section 5.16 MERGER SUB. Parent shall form Merger Sub prior to the Effective time as a Nevada corporation which shall be wholly owned by Parent. Parent shall ensure that Merger Sub shall not conduct or operate any business prior to the Merger.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         Section 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the Company and Parent to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) STOCKHOLDER APPROVAL. The Company shall have obtained the Company Stockholder Approval in connection with the adoption of this Agreement and approval of the Merger by the stockholders of the Company. Parent shall have obtained the Parent Stockholder Approval.

         (b) NO INJUNCTIONS OR RESTRAINTS, ILLEGALITY. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction in the United States shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

         (c) GOVERNMENTAL AND REGULATORY APPROVALS. Other than the filings provided for under Section 1.3, all consents, clearances, approvals and actions of, filings with and notices to any Governmental Entity required of Parent, the Company, GPAA or Merger Sub in connection with the execution and delivery of this Agreement and the consummation of the Merger, the issuance of the shares of Parent Common Stock in the Merger and the other transactions contemplated hereby shall have been made or obtained (as the case may be), except for those the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger.

         (d) BLUE SKY APPROVALS. Parent shall have received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated hereby, or shall have applicable exemptions therefrom.

         Section 6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT. The obligations of Parent to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Company set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Company, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

         (c) TAX OPINION. Parent shall have received from Paul Hastings on or before the Closing Date, a written opinion addressed to Parent dated as of such date in a form reasonably acceptable to Parent. In rendering such opinion, Paul Hastings shall be entitled to rely upon certificates, representations and warranties provided by Parent and the Company as reasonably requested by Paul Hastings.

         (d) NO MATERIAL CHANGE. The Company shall not have suffered from the date of this Agreement any change that would reasonably be expected to have a Material Adverse Effect on the Company.

         (e) LIMIT ON NUMBER OF DISSENTING SHARES. The number of Dissenting Shares shall not exceed three percent (3%) of the number of outstanding shares of capital stock of the Company as of the Effective Time.

         (f) INJUNCTIONS OR RESTRAINTS ON CONDUCT OF BUSINESS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision limiting or restricting Parent's ownership, conduct or operation of the Company or the business of the Company following the Closing shall be in effect, nor shall any suit, action or proceeding before any court or other governmental entity seeking any of the foregoing, seeking to obtain from Parent or Company or any of their respective affiliates in connection with the Merger any material damages, or seeking any other relief that following the Merger could reasonably be expected to materially limit or restrict the ability of Parent and/or its subsidiaries to own and conduct the assets, stock and businesses owned by Parent and/or its subsidiaries prior to the Merger and the assets and business owned and conducted by the Company prior to the Merger, be pending or threatened.

         (g) ACKNOWLEDGMENT OF ASSUMPTION OF OPTIONS. All holders of Company Stock Options shall have delivered an acknowledgment to Parent acknowledging the assumption of the Company Stock Options by Parent and the number of shares of Parent Common Stock to be issuable upon the exercise of such options after the Closing and the exercise price of such options after the Closing.

         (h) AFFILIATE AGREEMENTS. Schedule 6.2(h) sets forth those persons who, in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person an "AFFILIATE") promulgated under the Securities Act. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. If requested by Parent, the Company shall use its reasonable efforts to deliver or cause to be delivered to Parent prior to the Closing from each of the Affiliates of the Company listed on Schedule 6.2(h) and any other persons reasonably deemed by Parent to be an Affiliate, an executed Affiliate Agreement substantially in the form attached hereto as EXHIBIT B. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

         Section 6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

         (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Parent and GPAA set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of Parent and GPAA set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on Parent or GPAA, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date, and except to the extent such representations and warranties are modified by transactions expressly contemplated by this Agreement including, without limitation, the Reincorporation), and the Company shall have received certificates of the chief executive officers and the chief financial officers of Parent and GPAA to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND GPAA. Parent and GPAA shall each have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received certificates of the chief executive officers and the chief financial officers of Parent and GPAA to such effect.

         (c) TAX OPINION. Parent shall have received from Paul Hastings on or before the Closing Date, a written opinion addressed to Parent dated as of such date in a form reasonably acceptable to the Company and upon which the stockholders of the Company may rely. In rendering such opinion, Paul Hastings shall be entitled to rely upon certificates, representations and warranties provided by Parent and the Company as reasonably requested by Paul Hastings.

         (d) NO MATERIAL CHANGES. Parent and its Subsidiaries shall not have suffered from the date of this Agreement any change that would reasonably be expected to have a Material Adverse Effect on Parent, excluding matters or changes arising from events or items disclosed in the Parent Disclosure Schedule.

         (e) ASSIGNMENT OF GPAA ASSETS AND LIABILITIES. GPAA shall have contributed and conveyed all of its assets (excluding any shares of capital stock of the Company and the interests of the GPAA LLC) and liabilities to the GPAA LLC.

                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

         Section 7.1 GENERAL. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time notwithstanding approval thereof by either the stockholders of the Company or Parent:

         (a) by mutual written consent duly authorized by the Boards of the Company and Parent;

         (b) by the Company or Parent if the Closing shall not have occurred on or before November 15, 2004 or any other date that Parent and the Company agree upon in writing (the "Termination Date" which term shall include the date of any extension under this Section 7.1(b)); PROVIDED, HOWEVER, that if Parent and the

Company determine in writing that Section 3(a)(10) Application will not be approved, or cannot reasonably be expected to be approved, in time to permit the Closing to occur on or before November 15, 2004, or if the California Commissioner of Corporations notifies Parent or the Company of its determination not to grant a hearing and/or not to issue a permit approving the Section 3(a)(10) Application and Parent reasonably determines that a private placement of the securities or Rule 506 Exemption is not available with respect to the issuance of the shares of Parent Common Stock in the Merger, then the right to terminate this Agreement under this Section 7.1(b) shall not be available to either party until ten (10) days after such determination or notification, as the case may be, or any other date that Parent and the Company may agree upon in writing; and PROVIDED, FURTHER, that if on the Termination Date the conditions to Closing set forth in Section 6.1(c) shall not have been fulfilled but all other conditions to Closing shall or shall be capable of being fulfilled then the Termination Date shall be automatically extended to December 31, 2004; and PROVIDED, FURTHER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur before such date;

         (c) by the Company, if Parent or GPAA shall have breached in any material respect any of its representations or warranties (except to the extent such representations and warranties are modified by transactions expressly contemplated by this Agreement including, without limitation, the Reincorporation) or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by Parent or GPAA prior to the Termination Date and (2) renders the condition set forth in Section 6.3(a) or Section 6.3(b) incapable of being satisfied prior to the Termination Date;

         (d) by Parent, if the Company shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by the Company prior to the Termination Date and (2) renders the condition set forth in Section 6.2(a) or Section 6.2(b) incapable of being satisfied prior to the Termination Date;

         (e) by the Company or Parent, upon written notice to the other party, if a Governmental Entity of competent jurisdiction shall have issued an injunction, order, judgment, decision, opinion, decree or ruling or taken any other action (which the party seeking to terminate shall have used its reasonable best efforts to resist, resolve, annul, quash, or lift, as applicable, subject to the provisions of Section 5.3) permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the party seeking to terminate this Agreement pursuant to this clause (e) has fulfilled its obligations under Section 5.3;

         (f) by Parent if the Board of Directors of the Company shall have withdrawn or changed or modified the Company Recommendation in a manner adverse to Parent;

         (g) by the Company, if the (i) Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal to the Company and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, (ii) Parent does not make, within five business days of receipt of the Company's written notification of its intention to enter into a binding agreement for such Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the Company's stockholders as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such five-day period, and (iii) the Company, at or prior to any termination pursuant to this Section 7.1(g), pays Parent the Termination Fee (as defined below) set forth in Section 7.2;

         (h) by Parent, if (i) the Company Stockholder Approval shall not have been received by October 31, 2004, or (ii) the Parent Stockholder Approval shall not have been received by October 31, 2004, or (iii) the Company Stockholder Approval is not obtained by reason of the failure to obtain the required vote or the failure to secure the required written consent of the Company's stockholders within thirty (30) days after the date that the California Commissioner of Corporations issues the permit approving the 3(a)(10) Application; and

         (i) by Parent, if a Business Combination as described in Section 7.2(c)(iv) occurs prior to the Effective Time.

         Section 7.2 OBLIGATIONS IN EVENT OF TERMINATION.

         (a) In the event of any termination of this Agreement as provided in
Section 7.1, this Agreement shall forthwith become wholly void and of no further force and effect (except with respect to Section 5.6, this Section 7.2 and Article VIII, which shall remain in full force and effect) and there shall be no liability on the part of the Company, GPAA or Parent; PROVIDED, HOWEVER, that termination shall not preclude any party from suing the other party for, or relieve any party hereto from any liability arising from, a breach of this Agreement.

         (b) If this Agreement is terminated: (i) by Parent pursuant to Section 7.1(f); (ii) by Parent pursuant to Section 7.1(h) because of the failure to obtain the Company Stockholder Approval by such date or within the allotted time; (iii) by Parent or the Company pursuant to Section 7.1(b) because the Merger shall not have been consummated at or prior to the Termination Date, and, at the time of the termination, (x) the Company Stockholder Approval shall not have been obtained and (y) after the date hereof and prior to the Termination Date there shall have been made an offer or proposal for, or an announcement of any intention with respect to, a transaction that would constitute a Business Combination involving the Company (whether or not such offer, proposal, announcement or agreement will have been rejected or withdrawn prior to the Termination Date); (iv) by the Company pursuant to Section 7.1(g); or (v) by Parent pursuant to Section 7.1(i), then (A) in the case of clauses (b)(i),
(b)(ii), and (b)(iii) if within twelve months of termination of this Agreement, the Company enters into a definitive agreement with any Person (other than Parent or any of Parent's affiliates) with respect to a Business Combination or any Business Combination with respect to the Company is consummated, then the Company shall pay to Parent, not later than one business day after the earlier of the date such agreement is entered into or such Business Combination is consummated, a termination fee of Five Million Dollars ($5,000,000) (the "Termination Fee") and (B) in the case of clauses (b)(iv) and (b)(v), the Company shall pay to Parent, at or prior to such termination pursuant to Section 7.1(g) or 7.1(i), the Termination Fee. Notwithstanding the foregoing, the Company shall have no obligation to pay to Parent the Termination Fee if: in the case of clause (b)(i), the Board of Directors of the Company shall have withdrawn or changed or modified the Company Recommendation in a manner adverse to Parent because of a Superior Proposal to which Parent or GPAA consents or is a party at the time such Company Recommendation is withdrawn, changed or modified, and the Business Combination occurring within twelve months of termination is one to which Parent or GPAA consents or is a party; in the case of clause (b)(ii), provided that the Company submits this Agreement and the transactions contemplated hereby to the vote of the outstanding shares of the Company and the Board of Directors of the Company shall not have withdrawn or changed or modified the Company Recommendation in a manner adverse to Parent, if GPAA withholds its vote or consent for adopting this Agreement and approving the transactions contemplated hereby, or votes against such adoption and approval and at the time of such termination Parent or GPAA consents or is a party to a Business Combination, and the Business Combination occurring within twelve months of termination is one to which Parent or GPAA consents or is a party; in the case of clause (b)(iii) the Business Combination occurring within twelve months of termination is one to which Parent or GPAA consents or is a party; in the case of clause (b)(iv), the Superior Proposal referred to therein is one to which Parent or GPAA consents or is a party at the time of such termination, and in the case of clause (b)(v), the Business Combination is one to which Parent or GPAA consents or is a party at the time of such termination.

         (c) For the purposes of this Section 7.2, "Business Combination" means with respect to the Company, (i) a merger, reorganization, consolidation, share exchange or purchase, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party as a result of which either (A) the Company's stockholders prior to such transaction or series of related transactions in the aggregate cease to own (by virtue of their ownership of such party's shares) at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such stockholders, if any Person shall beneficially own, directly or indirectly, at least 40% of the voting securities of such surviving entity or ultimate parent entity or (B) the individuals comprising the Board of Directors of the Company prior to such transaction or series of related transactions do not constitute a majority of the Board of Directors of such surviving entity or ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 40% of the assets of the Company, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 40% or more of the common stock of the Company whether by merger, reorganization, consolidation, share exchange or purchase, business combination, recapitalization, liquidation, dissolution or otherwise (other than a merger, reorganization, consolidation, share exchange or purchase, business combination, recapitalization, liquidation, dissolution or similar transaction upon the consummation of which the Company's stockholders would in the aggregate beneficially own greater than 50% of the voting securities of such Person), or (iv) the acquisition, directly or indirectly, by a Person of beneficial ownership of 50% or more of the common stock of the Company then outstanding and not held by GPAA whether by merger, reorganization, consolidation, share exchange or purchase, business combination, recapitalization, liquidation, dissolution or otherwise.

         (d) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by Parent.

         (e) The parties each agree that the agreements contained in Section 7.2(b) are an integral part of the transaction contemplated by this Agreement and constitute liquidated damages and not a penalty. If the Company fails to promptly pay Parent any fee due under such Section 7.2(b), the Company shall pay the costs and expenses of Parent (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or legal action, taken to collect payment.

         Section 7.3 AMENDMENT. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Stockholder Approval or the Parent Stockholder Approval, as the case may be, but, after any such approvals by the stockholders, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         Section 7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         Section 7.5 NO EFFECT ON EXISTING AGREEMENTS. Except as expressly set forth herein, nothing in this Agreement shall affect the rights and obligations of the parties with respect to any other agreements between the parties.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         Section 8.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

         Section 8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or GPAA, to:

                           Outdoor Channel Holdings, Inc.
                           Gold Prospector's Association of America, Inc.
                           43445 Business Park Drive, Suite 113
                           Temecula, CA 92590
                           Fax:  (909) 699-4062
                           Attention:  William A. Owen, Chief Financial Officer

                  with a copy to:

                           Paul, Hastings, Janofsky & Walker LLP
                           Seventeenth Floor
                           695 Town Center Drive
                           Costa Mesa, CA  92626-1924
                           Fax:  (714) 979-1921
                           Attention:  Stephen D. Cooke, Esq.

(b) if to the Company to:

                           The Outdoor Channel, Inc.
                           43445 Business Park Drive, Suite 103
                           Temecula, CA 92590
                           Fax:  (909) 699-4062
                           Attention:  Andrew J. Dale

                  with a copy to:

                           Rutan & Tucker LLP
                           611 Anton Blvd. Suite 1400
                           Costa Mesa, CA  92626-1931
                           Fax:  (714) 546-9035
                           Attention:  George J. Wall, Esq.

         Section 8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation.

         Section 8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         Section 8.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

         (a) This Agreement (including the EXHIBITS and SCHEDULES hereto) constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

         (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California (without giving effect to choice of law principles thereof).

         Section 8.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         Section 8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 8.9 SUBMISSION TO JURISDICTION. Each of Parent, GPAA and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Courts of the State of California, and each of Parent, GPAA and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.

         Section 8.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 8.11 DEFINITIONS. As used in this Agreement:

         (a) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

         (b) "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, policy, arrangement and contract, written or oral) in effect on the date of this Agreement or disclosed on the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

         (c) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

         (d) "Business Day" means any day on which banks are not required or authorized to close in the State of California.

         (e) "Company Stockholder Approval" means the affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock and entitled to vote hereon, and (ii) the holders of a majority of the outstanding shares of Company Common Stock and entitled to vote hereon, but disregarding the shares of Company Common Stock held by GPAA or the Company, in favor of adopting this Agreement and approving the transactions contemplated hereby.

         (f) "known" or "knowledge" means, with respect to any party, the actual knowledge of such party's executive officers and senior management and such knowledge as would be reasonably expected to be known by such executive officers in the ordinary and usual course of the performance of their professional responsibilities to such party.

         (g) "Material Adverse Effect" means, with respect to any entity, any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of such entity and its Subsidiaries, taken as a whole, other than any event, change, circumstance or effect relating (w) to the economy or financial markets in general, (x) in general to the industries in which such entity operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity, (y) to changes in applicable law or regulations or in GAAP or arising out of the accounting for the transactions contemplated hereby or (z) to the announcement of this Agreement or the transactions contemplated hereby or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement. Except as specifically set forth in this Agreement, all references to Material Adverse Effect on Parent or its Subsidiaries contained in this Agreement shall be deemed to refer solely to Parent and its Subsidiaries without including its ownership of the Company.

         (h) "Merger Sub" means a Nevada corporation to be formed prior to the Effective Time which shall be a wholly owned subsidiary of Parent.

         (i) "other party" means, with respect to the Company, Parent and GPAA and means, with respect to Parent and GPAA, the Company, unless the context otherwise requires.

         (j) "Parent Stockholder Approval" means the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock and entitled to vote hereon, in favor of the issuance of the shares of Parent Common Stock in the Merger and the adoption of the Company Stock Options.

         (k) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

         (l) "Reincorporation" means the reincorporation of Parent from its current state of incorporation of Alaska into Delaware or any other state reasonably determined by Parent's board of directors, and in connection therewith, the adoption of a new Certificate or Articles of Incorporation, bylaws and other governing documents, and other agreements and instruments, containing provisions that are appropriate or customary for public companies, including, without limitation, indemnification agreements for officers and directors, long-term incentive plans, and employee stock purchase plans.

         (m) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Notwithstanding the foregoing, the term "Subsidiary" for purposes of the representations and warranties in Article III shall specifically exclude the Company.

         (n) "Superior Proposal" means with respect to the Company, a bona fide written proposal made by a third party which is (I)(i) for a sale, lease, exchange, transfer or other disposition of at least 40% of the assets of the Company, taken as a whole, in a single transaction or a series of related transactions, or (ii) for the acquisition, directly or indirectly, by such third party of beneficial ownership of 40% or more of the common stock of the Company whether by merger, reorganization, consolidation, share exchange or purchase, business combination, recapitalization, liquidation, dissolution or similar transaction, and which is (II) otherwise on terms which the Board of Directors of the Company in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the third party making the proposal, (i) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed.

                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, Parent, GPAA and the Company have caused this Agreement, as amended and restated as of May 12, 2004, to be signed by their respective officers thereunto duly authorized.



                                      OUTDOOR CHANNEL HOLDINGS, INC.
                                      an Alaska corporation

                                      By:      /S/ PERRY T. MASSIE
                                          --------------------------------------
                                      Name:  Perry T. Massie
                                      Title:  Chief Executive Officer


                                      GOLD PROSPECTOR'S ASSOCIATION
                                      OF AMERICA, INC., a California corporation



                                      By:      /S/ THOMAS H. MASSIE
                                          --------------------------------------
                                      Name:  Thomas H. Massie
                                      Title:  President


                                      THE OUTDOOR CHANNEL, INC.,
                                      a Nevada corporation

                                      By:      /S/ ANDREW J. DALE
                                          --------------------------------------
                                      Name:  Andrew J. Dale
                                      Title:  Co-President




                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]